Exhibit 99.1

Operator

Good day, ladies and gentlemen, and welcome to the first quarter 2009 DG FastChannel, Incorporated earnings conference call. My name is Tanisia and I will be your operator for today. At this time, all participants are in a listen only mode. We will conduct a question and answer session towards the end of this conference. (Operator Instructions) As a reminder, this conference is being recorded for replay purposes. I would now like to turn the call over to Mr. Scott Ginsburg, Chairman and CEO of DG FastChannel. Please proceed.

Scott Ginsburg - DG FastChannel, Inc. - Chairman & CEO

Thank you, operator. Good morning, everyone, and thanks for joining us on our first quarter 2009 earnings call. I am Scott Ginsburg, Chairman and Chief Executive Officer of DG FastChannel. Joining me today is Omar Choucair, Chief Financial Officer.  Before we begin, I would like to ask Omar to read the Safe Harbor statement.

Omar Choucair - DG FastChannel, Inc. - CFO

I would like to remind listeners that today’s discussion may contain certain forward-looking statements related to the Company,  including the expansion of our digital distribution network and demand among certain clients for digital audio and video, media services and our expectations for the Unicast and Springbox entities. These statements are based on economic market conditions as of May 7th, 2009 and assume no material changes from the conditions that exist today.  The Company can give no assurances as to whether these conditions will continue or if they change, how such changes may affect the Company’s current expectations. While the Company may from time to time provides its outlook, it assumes no obligation to do so.

Listeners are further cautioned that these forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks related to DG FastChannel are set forth in the Company’s filings with the SEC.

Today’s call and webcast will include non-GAAP financial measures within the meaning of SEC Reg G, a reconciliation of all non-GAAP financial measures to those most directly comparable financial measures calculated and presented in accordance with GAAP can be found in today’s press release.  At this time, I’ll turn it over to Scott.

Scott Ginsburg - DG FastChannel, Inc. - Chairman & CEO

Thank you, Omar, and once again thank you everyone for joining us today. My comments will briefly highlight quarterly results and review our key opportunities and developments. I am pleased to announce that we reported first quarter 2009 revenue and EBITDA results. During the first quarter, we delivered revenue of $41.4 million, representing year-over-year growth of 42%. Adjusted EBITDA was $14.1 million, a gain of 34% from the year-over-year period.  Moreover, our prospects for future financial performance have been greatly enhanced by important deals that we have been working on during the first quarter, and which will continue to allow us to grow our portfolio of services. Equally important, we continue to post exceptional results in HD advertising revenue, a critical business driver for DG FastChannel. For the quarter, HD revenue grew 117% to $10.9 million.

The Rich Media business also showed a substantial rise and positive growth, and we reported in our press release that Rich Media advertising revenues were $2 million during the quarter. For the entire business that we acquired from Enliven, that number was approximately $4.4 million. So we have shifted that business substantially into ad serving and rich media, and we see some very promising results there as well.

Now, obviously the first quarter we went through a very significant round of cost synergies throughout our economy, and we certainly were not immune to these conditions. But we have continued to develop our growth drivers, benefiting from strategic infrastructure build out, market leading customer service, and we remain poised to continue taking advantage of these favorable industry trends.

Our continued investments in our employees and platform underscore the commitment for our goal to create, manage, and deliver assets for our customers. Our Company motto to create once and deliver everywhere is a reality supported by our integrated service offerings, including SourceEcreative commercial database, our digital asset management programs, our syndicated programming, our HD and SD advertising, our rich media management reporting and analytics, our interactive agency offerings, and our multinational platform with offices throughout the US and in Western Europe.

I’d like to discuss the rich media for a moment before I head into HD. Today, Rich media and online video spending remains one of the fastest growing sectors in the advertising business. The opportunity available to DG FastChannel is very large, and while growth moderated in a bit of the second half of 2008 and early 2009 in this sector, the long-term potential remains excellent. And the fact is, is this is a segment that is growing and not contracting, and money is moving into this sector, not away from this sector. Let me give you a quick recap, in 2008 we made the strategic decision to enter this market by acquiring Enliven, which enabled DG FastChannel with the Unicast Rich Media technology platform and related services necessary to deliver rich media and video ad formats to thousands of online publishers and to mobile devices. Currently, all the major online publishers, including Fox, Microsoft, NBC, ABC, and AOL license Unicast rich media technology.

The future continues to appear bright, as our ad impressions, a key metric of this industry, increased 230% in the first quarter to 5 billion impressions, from 1.5 billion in the year before quarter. So we believe Unicast has made significant inroads in this marketplace and is poised for sustained growth.

The opportunity of combining Unicast’s strength on the publisher side with our core competency on the agency side is very compelling. We go to market with an industry leading platform that can be deployed across our customer base, and even bundled with traditional media. Further, we have a natural entry in this cost conscious environment as large media companies are more often turning to their purchasing departments to ring out savings, presenting us with the opportunity to offer a compelled bundled service offering.

In support of this significant long-term opportunity, we have invested heavily in the rich media digital marketing technology space. This includes the continued aggressive ramp up of the sales and service organization throughout the US and Western Europe, and to date we also are naming Adam Moore President of Unicast. Adam has been one of the two leaders of Springbox with Dan Isaacs. Dan is going to continue to lead the Springbox effort. Adam, who has been instrumental in that business, will — and has a tremendous amount of domain expertise in the digital media arena, will help us move forward in this marketplace.

Now, I’d like to move, if I can please, to the HD advertising opportunity. Another important driver of our business is the migration towards HD advertising. Importantly, HD advertising demand has remained resilient despite the broader market environment, which is reflected in our exceptional HD revenue growth. Even more encouragingly, the best is yet to come as the market opportunity for HD advertising remains tremendous, and has a long runway of growth ahead of it, as advertisers increasingly transition to the new standards in advance of the digital switch.

As you are well aware, Congress voted to delay the nation’s transition to digital TV from February 17th to June 12th, to bolster preparedness. Arguably, this delay was actually beneficial for us in the industry, as it triggered an additional $650 million in government funds to help at risk consumers change over and heightened awareness and visibility of the conversion. We are now 36 days out from the mandated transition to all digital television. Sensing the inevitable change at hand, networks, TV stations, and cable systems are increasingly transitioning on their own ahead of the deadline.

We project that eight of eight TV networks, 107 of the 114 cable networks, and nearly half of the TV stations in the top 100 markets will be capable of receiving and broadcasting HD advertising at that time.  Perhaps more importantly, if you were to look at this list of TV stations and took out all the ones that are — do not particularly get a large amount of advertising, which is approximately 500 stations, then we would see a majority of the TV stations, a large majority of the TV stations in the top 100 markets able to receive and broadcast HD advertising.

Ultimately, we believe that all markets will convert to HD-enabled formats with the DTV transition expected to accelerate broadcasters advertising workflow.  As a single source for agencies, advertisers, and media outlets in delivering content through the most efficient and effective electronic platform available, DG FastChannel is uniquely positioned to benefit from this critical trend. DG FastChannel has also worked tirelessly to ensure quality control at every level of systems integration within video locations, so that our technology is properly embedded at every outlet where HD is available for play.  As we move towards a file-based workflow and an all digital world, and move away from the analog world in a very short period of time, and as that ship sets sail, there obviously are a number of people looking at what we do, how we do it, and seeing how they fit in. We are well aware of the fact that we are the leaders in this industry. We’re at the forefront of this industry and we are leading with technology, customer service unparalleled in the market.

So in conclusion, we will continue to invest in all these areas to protect and enhance our leadership position.  Customers turn to us because we are the experts in HD, in both advertising and distribution, and are sharing our expertise with them to increase their adoption of HD and to position us as the go-to media services company for their delivery needs.

We continue to transition HD deliveries from traditional dub and chip models to electronic, and inside our own networks, interestingly enough, we have moved the number and the needle up from 21% in fourth quarter up to 34% in the first quarter, and expect that trend to continue all the way through the remainder of this year.  This is critical initiative for the Company, as it aligns with our core competency and leverages our industry leading electronic delivery platform. We expect electronic delivery to continue growing in 2009. As discussed, we project 2009 HD revenue to reach $55 million for the year and DG FastChannel remains on track to reach this target. We also advised that HD buying would rise between 6% and 9% in 2009. Progress on this has been made and HD volume was 3.5% at the end of the first quarter, and we expect to reach the projected range by year-end.  Beyond HD electronic deliveries, conversions of standard definition dub and chip to electronic distribution remains a compelling opportunity with approximately 40% of all advertising deliveries still left to convert. As we move forward, as I mentioned earlier,  on digital broadcasting and file-based workloads, the 40% that’s now in SD, particularly in the demand — in the TI and other kinds of commercials that we now see, the guy with the dark beard who gets on all the time and talks to you about this product or that product, sometimes called direct response, or PI per inquiry, we have a tremendous opportunity and are working diligently on work flow solutions to get that incorporated into our Company’s revenue base.

Now, I’d like to discuss the various ways in which DG FastChannel has continued to strengthen its financial position, including the acquisition synergies, the prudent management of current business expenses, and the renegotiation of our credit facility.

First, I will revisit our integration efforts. The Company has completed $12 million in the synergies we projected, including $9 million associated with Vyvx acquisition, $3 million related to Enliven. We got this done in nine months, not the 12 months projected, and at the end of the first quarter, we were done with that. In addition to that, we identified approximately another $3.5 million of internal cost actions to be realized in 2009.   This total is primarily comprised of headcount reductions, but also includes other operating cost savings and reflects our commitment to prudently manage our business. Finally, and perhaps most incredibly, DG FastChannel repaid its bridge loan ahead of schedule, amended our $178 million credit facility, and did so under favorable terms. The combination of the realization of acquisitions synergies, execution of internal cost actions, and interest savings resulting from favorably amending our credit facility has significantly increased our financial strength and liquidity position. This has put us in a much better position and allows us to review additional value creation opportunities.

In summary, I’m pleased with our performance this quarter both financially, as well as in terms of progress against our key strategic objectives. As 2009 continues, we will remain focused on effectively leveraging our leading electronic delivery platform, extending our offering into Rich Media both online and through mobile devices. DG FastChannel is a growing market leader, poised for sustained growth by offering our customers innovative technology-based solutions that allow them to work faster and more efficiently, and a lower overall cost.  Now, let me turn the call over to Omar for a discussion of the Company’s financials.

Omar Choucair - DG FastChannel, Inc. - CFO

Good morning, everyone. For the three months ended March 31, ‘09, DG FastChannel reported consolidated revenues of $41.4 million compared to $29.2 million in the year ago first quarter. We wanted to note that the 2008 first quarter included about a little over $1 million of political related revenue that was not repeated, obviously, in the first quarter of ‘09. We reported consolidated adjusted EBITDA of $14.2 million in the first quarter of ‘09 versus 2008 first quarter adjusted EBITDA of $10.5 million.  First quarter EBITDA margins were 34%.

Moving onto Unicast and Springbox, as Scott mentioned, we reported consolidated revenues of about $4.4 million for that unit.   I will mention just at a point to what Scott said that we did lose about $700,000 quarter-over-quarter related to the search business, which is a non-core business that we had anticipated was going to continue to dwindle year-over-year. And that is just something that’s not associated with the ads business.

Moving on, our gross profit margin first quarter was about 55%, which is just slightly down from last year, which we attribute to the inclusion of the Unicast and Springbox business in Q1 and the seasonality that we’re dealing with in both the Springbox, or in the Unicast and Springbox business.

Quickly looking at the Company operating expenses for the first quarter, we included these in the press release, but I’ll cover them just quickly. Cost of revenues were $18.7 million, sales and marketing expenses were $2.6 million, R&D expenses were $1.1 million, G&A expenses were $4.9 million. In addition, our interest expense during the first quarter was $4 million versus $800,000 in the year ago quarter, obviously related to the transactions that we did in 2008. And then finally, we also recorded a non-cash stock compensation expense of approximately $1.1 million during first quarter.

Moving on, we reported income from continuing operations of $1.6 million or $0.07 per diluted share of $3.2 million, or $0.17 per diluted share in the first quarter. Additionally, we reported first quarter normalized net income of $6.3 million, or $0.30 normalized diluted net income per share versus normalized net income of $7.2 million, or $0.39 normalized net income per share in the first quarter of ‘08.

Obviously, in the first quarter of 2009, we were impacted by the increase in the interest expense and the depreciation in amortization related to the transactions that we closed in 2008.

Turning to the balance sheet, we had outstanding debt of $165 million or net debt of about $155 million, comprised of two term loans and a revolver. Currently, the Company has a pro forma net debt to EBITDA ratio of about 2.2 turns. As Scott mentioned, we did fulfill our pledge to renegotiate our credit facility in March, pursuant to the amended credit facility, we repaid the $65 million bridge early through the following actions of including a new current term loan of $40 million and drawing down $20 million under revised revolving line of credit, and repaying the remainder in cash. We’re pleased that we were able to have our business model and financial position allow us to amend the credit facility and result in a significant amount of reduction in our cost interest expense, and avoid significant bank fees that were going to be due later in the second quarter of this year. The amended senior credit facility provides us with a lower effective interest rate while maintaining our flexibility and pursuing our strategies for growth.

Finally, let me continue to remind everybody about the NOL position that we have in the Company. We have over $180 million of NOLs, which tax effected, roughly equal $60 million. As a side note, the Enliven merger provided close to $30 million of tax-effected shelter, and obviously we take that into account when we look at the value that we pay for Unicast or Enliven back in the fourth quarter. So it’s a significant amount of money. We’ve done the amount of work that we needed to, to get a third party firm to validate that. So that’s $30 million that will come to us over the next couple of years as we take into account those NOLs.

Finally, we incurred a CapEx of approximately $900,000 in the first quarter of ‘09. We still expect the full year CapEx to fall within the range of $7 million to $9 million. In closing, the Company’s financial and liquidity position represent a pretty competitive advantage we have in the environment. We continue and are committed to managing our expenses, as Scott had identified.  We identified $3.5 million of expenses. A significant portion of those have already been acted on and we’ll get the full benefit of those beginning in the second quarter and then definitely through the back half of the year.

With that, I’ll turn it back over to Scott.

Scott Ginsburg - DG FastChannel, Inc. - Chairman & CEO

Thanks, Omar, and I just want to make a few points and then we’ll allocate the balance of this call for questions. As we look at the performance for the remainder of 2009, we want to ask everyone to bear in mind these considerations.

First, we continue to expect HD as a percentage of total ad deliveries to increase in 2009. This is an important metric for us as HD delivery, both traditional and electronic are significantly more profitable. As I said before, we project the HD volume to be in the range of 6% to 9% and the revenues to reach $55 million for the year.

Second, seasonal advertising spend will remain heavily weighted towards the second half of the year, both for DG FastChannel and the industry as a whole. We have typically generated strong results in the second half with the first quarter always being our lowest revenue quarter, and we expect this to hold for 2009.

Third, the forthcoming digital switch in June is an important technology milestone for the industry and the adoption curve for HD advertising is increasing and will continue to increase.

Fourth, as you look at the economy, obviously a number of our clients were focused on their own cost controls and we believe as we look at the second half of the year, and as the economy continues to improve for additional traffic and additional activity in our chosen areas, the marketplace.

This year, let’s recall that there was about — there will be about $7 million less revenue that was due to the presidential year,  2008, that will not reoccur again until next or when we will have congressional elections. And we have these bumps every four years and every two years, so about $7 million will come out of these quarters this year compared to last year.

DG FastChannel is protecting and enhancing its first move or advantage in this space. We recognize that this is an attractive market that inevitably draws interest from others. We intend to remain at the forefront of the industry through continued focus on technical and customer service, and increasingly advanced technology that differentiates us in this rapidly changing and emerging market.

So with that, operator, we would like to open the microphone for questions. We feel good about our long-term growth prospects and about where we’ve placed our wagers, and on technology, and where we’ve placed our wagers on the advertising industry as a whole.

Question and Answers

Operator

(Operator Instructions) And the first question comes from the line of Mr. Jason Helfstein with Oppenheimer. Please proceed, sir.

Jason Helfstein - Oppenheimer - Analyst

Thanks, guys. A few questions. So can you give us, and I apologize, I’m trying to do two calls at once, did you give out the number of HD deliveries, or basically what was HD deliveries in the quarter as a percent of total deliveries?  That’s question number one.  Number two, given all the attention and focus on HD by both the press and the broadcast industry, and politicians good or bad, are you seeing any increase in competition, companies who want to get into that, or hearing any chatter? And then maybe comment on what barriers would prevent other companies from doing that. And then my third question, while less significant, Springbox, I guess was a pleasant surprise at about $2 million or so. Could that actually exceed your expectations going forward?  Thanks.

Omar Choucair - DG FastChannel, Inc. - CFO

Sure, let me a take a couple of those. I can take them sort of in reverse. In terms of Springbox, as everybody knows, that’s a digital interactive agency. And they are probably as susceptible as any of our units inside the Company to what’s going on in the economy. And we were happy that they were able to do almost what they did a year ago in the quarter, and as we mentioned, Jason, we did $4.4 million total in the quarter of ‘09, which included Springbox, which is around $2 million, and then we did the ad serving, which is about $2 million. And then we had a little bit in terms of the Yahoo in terms of the search.

So clearly, what we’re seeing is that there’s a massive shift in terms of our revenues, in terms of our focus. And as you probably recall, we made a significant investment on the rich media ad serving side. So we have two good businesses and as Scott mentioned, we’re very focused on both of them, and hopefully that answers your question. In terms of the HD, the total deliveries, we did say that that number was about 3.4%, 3.5% for the quarter, and obviously that number was up from where we were in the quarter. And I think the other question was on the competitive side. I don’t know if Scott wants to talk about that first.

Scott Ginsburg - DG FastChannel, Inc. - Chairman & CEO

Yes, and you know what, we know that there’s going to be entrants into our marketplace because what’s clear is, is that the tape-based workflow that has been part of the analog industry needs to go away and will be going away. So, to think that we can cover every single piece of tape that’s now being sent, and every single customer, and every single aspect of that, is clearly not correct. But what is correct, is that it validates our marketplace, and we continue to be a strong source of revenue for multiple companies. We’re at the head of this and we’re going to stay at the head of this list because of our service platform, because of our relationships. Will we see this customer or that customer perhaps go there? Perhaps, but we’re more focused on the 40% of this business we haven’t really effectually been a part of because they were more interested in not changing than changing.  Now, there’s no question that over the next 24 month, the change is at hand. And we will be moving our solution set, which we’ll be talking about probably over the next two or three weeks, and with an impressive group of partnerships, to see that business ramp up in a corresponding period of time.  And since it’s a financial analyst asking the question, not a political science analyst asking the question, we have not updated our numbers for what it would mean to bring in that 40%. We’ve updated our numbers for HD. We’ve updated our numbers for the economy in terms of where we think HD trends this year, but we have not updated our numbers for additional, and also updated you on where we are with rich media. But I believe as we come up with these new initiatives, we’ll have more to talk about in the future.

Jason Helfstein - Oppenheimer - Analyst

Thank you.

Operator

And then the next question comes from the line of Mr. Mitch Bartlett with Craig-Hallum. Please proceed.

Mitch Bartlett - Craig-Hallum — Analyst

Yes, I want to continue on that, but in the script you talked about PI and I didn’t really understand what you were discussing there. So maybe if you could go back through that and talk about that initiative, and that I guess ties to what you were just explaining. So are you coming out with new pricing or a lower tier of pricing, or something for the SD volume that goes tape?  And are you playing in the tape arena, or do you want to convert that over to the electronic?

Scott Ginsburg - DG FastChannel, Inc. - Chairman & CEO

Thanks, Mitch, for asking. PI means “per inquiry”, means that sometimes TV stations will take spots when they have time, and depending on their response, because we have a tagging solution where we — it’s clear that if someone calls in on a direct response piece, which TV station they were listening to, and then the TV station gets compensated. So I know the common meaning of PI is private investigator, not per inquiry, and I apologize for the inside vernacular.  Let me say that we have focused very heavily on the nation’s largest advertisers on the most esteemed brands in the country.  We certainly an additional several thousand customers beyond the top 100, but with respect to regional and local advertising, and direct response advertising, or PI advertising, however you want to call it, that is the area in which we are now becoming laser focused with solution sets so that the TV stations and the groups that run these TV stations will have a way to turn over their very manual, hand, labor-based systems into an electronic file transform format. And that is what we are very focused on.

Mitch Bartlett - Craig-Hallum - Analyst

And will this be at a price point that is more favorable than what they’ve been doing it at in the past, just like the history of transforming dub and ship to electronic, is this going to be very favorable for them?

Scott Ginsburg - DG FastChannel, Inc. - Chairman & CEO

Is this going to be favorable for whom, Mitch? I’m sorry, could you please —

Mitch Bartlett - Craig-Hallum - Analyst

The advertisers, the regional, local advertisers that are going — that you’re targeting here, are they going to find a new price point with your new products that will be favorable?

Scott Ginsburg - DG FastChannel, Inc. - Chairman & CEO

Well, I think they’ll find it — I think that any time you can keep a digital workflow, and create a standard, and move them in that workflow, in that standard, you’ve created a solution for them and for the local media outlet. And that is what we’re talking about. We believe that the stations are going to be more or less forced to either digitize it themselves or have software solutions that will allow them to present a solution to the people who want to buy time. And if that’s the case, and we believe it certainly is, we think that our solution set will be perceived very favorably.

Mitch Bartlett - Craig-Hallum - Analyst

Great. Thanks.

Operator

And the next question comes from the line of Murray Arenson with Janco Partners. Please proceed:

Murray Arenson - Janco Partners - Analyst

Thanks. Good morning, guys. A couple questions, first just on the numbers, you’re still looking at, you said $7 million to $9 million for CapEx, I think, and you only did a little less than $1 million for the quarter. Can you kind of give us a feel as to what to expect and what’s driving the latter half of the year?

Omar Choucair - DG FastChannel, Inc. - CFO

Sure. As you know, the $7 million to $9 million is the number that’s been fairly consistent as we’ve talked to everybody. And as you look at the first quarter, I mean we have looked at our expenses as well as our CapEx pretty closely, and that’s just a result of the review that we’ve done in the first three months of the year. That doesn’t mean that we have other projects that we need to work, whether it’s continued maintenance. I mean, this is the first year that we’ve had all these companies inside the business.  So you have to look at the platform we’re building, and if you go back and look at what we’ve done over the last two to three years, it’s a platform. And these platforms require additional technology. They require different software. They require different hardware pieces. So I think the one thing people have to look at is that it’s a platform. It’s the leading platform that these national advertisers depend on every single day. So we have to make sure that we take into account everything that we need to make sure that that platform continues to run as fast and as efficiently as it can.   So hopefully that helps a little bit.

Murray Arenson - Janco Partners - Analyst

Yes, I also wondered if you could maybe put in context for us, I know, I think last call you talked about how depending on how an advertising buy goes, it could end up where one ad gets delivered one time, but still reaches a whole bunch of eyeballs versus a lot of deliveries to smaller markets or smaller outlets. What I’m trying to get a handle on is, ad delivery costs as a percentage of typical overall media buys, and how this HD transition is effecting that, and if that’s something that the client base is looking at?

Omar Choucair - DG FastChannel, Inc. - CFO

Well, I think we’ve always viewed the distribution as a postage stamp, and we continue to believe that it’s a postage stamp in terms of the amount of investment that’s made in the media time and the amount of investment that’s made in the production.  So the fact that it was a postage stamp and now the HD adds a little bit to the postage stamp, I think the more important issue is that the buying arms of these agencies and the companies, they’re able to purchase, obviously the time on all these broadcasting outlets at a number that’s pretty significantly less than what they had been purchasing over the last six to nine months.  So I think they’re taking that into account, and whether they’re reinvesting that money or not reinvesting that money, we’ll have to wait and see how that works out. But I wouldn’t say that the postage stamp has become a pack of postage stamps. It’s just another cost of the service that we talk to customers all the time and we talk to customers at our price, even when HD wasn’t around, and that was three, or four, or five years ago. So I wouldn’t say that there’s been any galactical shift in terms of how people look at it. Obviously, it’s a little more expensive and we’re sensitive to that.

Murray Arenson - Janco Partners - Analyst

Right, okay and then my last question was, I wondered how you’re seeing the flow through of HD at adoption amongst the different markets. Meaning, if you get into a given local market, say it’s market number 45 or something like that, and you have one or two stations pick that up, are the other dominos starting to fall? Or are you seeing just one or two stations per market and that’s drifting further down the food chain? I’m just kind of wondering what the dynamics are there.

Scott Ginsburg - DG FastChannel, Inc. - Chairman & CEO

Well, the dynamics are actually very good and in favor of our service offerings and our platform. As we come out of the last 90 days since the — well I guess actually since February, since the Congress and the President decided to delay until June, we published numbers today that show that almost every network will be able to receive and play out HD advertising, over 100 networks out of — I want to make sure I get the exact number for you — it was eight out of eight TV networks, 107 of the 114 cable networks, and we said nearly half of the TV stations in the top 100 markets. But if you take out what we don’t — we call the viable stations, and only look at those, those that received most of the advertising, we thinks that the top 100 markets by June, over 70% will be HD capable. And for us, that is way ahead of any schedule we had projected in the last 90 or since our last phone call with our investors.

Murray Arenson - Janco Partners - Analyst

So from that point forward, am I right that the focus should be on uptake of HD adoption within that top 100 as opposed to looking at the second 100 and how quickly you penetrate that?

Scott Ginsburg - DG FastChannel, Inc. - Chairman & CEO

Well, our focus really has been on being able to distribute our HD load to every station. And we will be able to do that. Our abilities are 100%. What we do with our affiliate relations, and our technology and our software department is help these stations get the integration done, so when they do have the capabilities they immediately can be turned on.  And that is the essence of what we’re saying today, is that we are capable of delivering this spot, and as soon as those stations are capable of playing out the spot, we’re in business with them. And we’ve seen in the first quarter, 40 or 50 additional locations turn on with us, and as a result of that, we saw our electronic sends move up as well. And that’s good because we represent an electronic network. We don’t represent dub and ship. We certainly have that capability, always will have that capability as a last resort. But as a matter of emphasis and as a matter of who we are and what we represent, we represent file-based transfer in electronic mode on a proprietary network.

Murray Arenson - Janco Partners - Analyst

Okay, that helps paint a picture. I appreciate that. And just final to clarify, when you talk about the viable stations, I should think of that in terms of major affiliates and maybe a major independent here or there in a given market?

Scott Ginsburg - DG FastChannel, Inc. - Chairman & CEO

We use the word viable for, we look at everything we deliver. I think the number, the cutoff number is, in any quarter if you do not get at least 150 spots, and this is in the old days, so just looking back at the SB, this has nothing to do with HD, this is the way we define viable. And I want to be careful about that word. We’re not saying they’re not viable TV stations. What we’re saying is, is that when we design our service offerings, we have to look at the massive stations that do receive hundreds of spots, sometimes per week, versus less than 150 per quarter.

Murray Arenson - Janco Partners - Analyst

Okay, perfect. Thank you very much.

Operator

And the next question comes from the line of Carter Malloy with Stephens Incorporated. Please proceed.

Carter Malloy - Stephens, Incorporated - Analyst

Hi, guys. Thanks for taking my questions. So can you talk about just the core SD volume trends in the quarter, and maybe even the linearity of how that progressed through the quarter and into the current month?

Scott Ginsburg - DG FastChannel, Inc. - Chairman & CEO

Yes, Carter, I’d be glad to give you some indications, maybe not as much visibility as you might like because we can’t get client specific by our very strict rules of confidentiality with our clients. I can tell you that clearly that we talked about how our HD business had stellar results. We talked about how pleased we were that we moved our internet and new media business forward, even in light of losing the — shifting that business from a toolbar business to an ad search and rich media business.

And then if you look at our numbers, we also indicated in our script, and indicating now that the economy effected everybody, and particularly we saw huge layoffs throughout the economy. We saw all these things and this company did extremely well in light of all that because of our initiatives and because of the way we positioned ourselves. It would be true that a number of spots distributed to TV stations went down year-over-year because of the political issue, not having a political year, and because of the economy.

Carter Malloy - Stephens, Incorporated - Analyst

Okay, and is that down year-over-year trend accelerated or decelerated in the later part of the quarter and through today?

Scott Ginsburg - DG FastChannel, Inc. - Chairman & CEO

I would tell you to give visibility to second quarter. We feel encouraged by what we saw in April.

Carter Malloy - Stephens, Incorporated - Analyst

Okay, great. Thank you. And then Omar, on your COGS line, I’m trying to get a sense of the fixed versus variable there. I understand there’s a lot of labor facilities and satellite broadband costs that are fairly fixed, but I would have expected to see that move down a little bit more in the quarter. Can you give us an idea, if there is any variable expense in there, how much we can expect you to manipulate that going forward?

Omar Choucair - DG FastChannel, Inc. - CFO

Well, I think the real only variable cost inside the COGS or the costs of revenues is going to be the associated costs with tape distribution. So when we deliver tapes, we’re having to spend money for the tape. We’re having to spend money for the labor to do it, and we’re having to spend money for the overnight charge. So there is some piece that is a variable piece inside the cost of revenue, but I think the bigger picture is that we’re building the platform on the Unicast side, and you have to take into account — this is what we’ve tried to talk and maybe we need to be a little more transparent with respect to what’s happening inside the Unicast business with the seasonality of their business and with the fact that we’ve added significant resources inside the operations side of Unicast.

Scott Ginsburg - DG FastChannel, Inc. - Chairman & CEO

And let me, Carter, give you a little bit of color on that. We started this business with no presence in Western Europe whatsoever.  Currently we have, I think, 15 to 17 people deployed in Western Europe in two or three separate locations, working the rich media business. In the US, we have a wonderful publisher business. We talked about all the various content providers that we service in that area, but our agency business, which is most akin to our ads business, was nonexistent, and we’ve established a number of people, eight or ten people — Omar is that the appropriate number — eight to ten people, who are very focused on that business.  And that business will be leveraged based on Adam Moore’s leadership as the president of that division now. It will be leveraged because, also, we’re very fortunate to have a gentleman by the name of Neil Nguyen, which we’ve discussed on occasion as our head of sales and operations in our ads business, who will be helping us cross pollinate all those accounts that he sees and the different organizations that his organization sees, and trying to bundle our traditional media offerings with our new media offerings.

So there has been a step up of 25 people, even though this is after the synergies where we eliminated the CFO and some of these — the CEO and some of these other public company costs of Enliven. So our investment and our determination investments is to bring this unified offering now, between new media and traditional media forward, and we expect that to accelerate in the back half of the year.

Carter Malloy - Stephens, Incorporated - Analyst

Okay, and the reason for the big step up in EU investment for Unicast, is that just because there’s a lot more Greenfield there with Eyeblaster being the only real competitor?

Scott Ginsburg - DG FastChannel, Inc. - Chairman & CEO

Well, I’d say that we never like to misjudge or to undersize the competitive environment. There are — when we bought Enliven, we had — we knew what the playing field was, including PointRoll, Eyeblaster, EyeWonder, Enliven. There was one or two other regional firms that weren’t multinational in scope, and Unicast had this incredible business that was established on behalf of publishers that wasn’t particularly visible because it wasn’t agency based. Our roll here is to bring that sales expertise and those relationships in the EMEA and in the United States, and bring that forward. And that’s what we are doing, and we’re organizing ourselves to succeed.

Carter Malloy - Stephens, Incorporated - Analyst

Okay, and then one last one, then I’ll get back in the queue. Sorry for all the questions, but the numbers of the number of stations and networks you have transitioning in here especially is very impressive by June 12th. Can you give us an idea of the number of destinations that are attempting HD right now, and then maybe what you would expect that total to become after June 12th, just as a whole for the entire picture?

Scott Ginsburg - DG FastChannel, Inc. - Chairman & CEO

Well, I believe that right now the number in the footprint for first quarter, we’re not going to talk about, and then we can talk about future, in the first quarter it numbered around, I want to say 300 to 350. And then as we look to the future, we certainly see that doubling and tripling in the next two quarters.

Carter Malloy - Stephens, Incorporated - Analyst

Oh, wow. Great. Thank you, guys.

Operator

And the next question comes from the line of Mr. William Morrison with ThinkEquity. Please proceed, sir.

Robert Coolbrith - ThinkEquity - Analyst

Good morning, this is actually Rob on the call for Bill. A couple of questions, just looking at the nice volume growth during the quarter in rich media, can you maybe talk a little bit qualitatively about whether that’s primarily from incremental volume from existing customers or new customer, or new campaign wins? And then secondly, if you could maybe just offer any discussion of pricing trends across the distribution products.  Thank you.

Scott Ginsburg - DG FastChannel, Inc. - Chairman & CEO

Okay, Rob, good questions. The volume increase was 230% as you can tell, and a good share of that increase was our integrating our technology with a number of major content providers and white labeling their platforms on their behalf, and serving their ads on their behalf.

With respect to the commoditization of the area, the reason we like the rich media area is, is that it is less prone to that. We spend a good deal of time assembling these assets, putting them, reconfiguring them and putting them in ad formats that can be served.  And the answer to your — the other answer to the question you asked about, well did you just get more volume from the same customers, or do you have new customers? The answer is we have new customers. Fortunately, for us, we recruited Richard Kidd, a veteran of the rich media space. We’ve had several press releases out on his prowess. He came and joined us late last year or earlier this year, I should say, and he leads a very capable team in Western Europe now and continues to recruit and improve our offering and our ability to offer our product there.

As you know, there’s a long lead cycle to get a new company introduced to the market, and we have accelerated that by our leadership, Richard Kidd’s leadership and the people he has recruited. We would expect to have significant additional sales pipeline that we heretofore never even saw because there was no organization to do that. And the same would be true in the US, and that is the subject of our greatest growth opportunity, because in the US, we believe it’s still wide open for a bundled offering. We think it’s wide open to all the various synergies and cost savings, and better efficiencies we can offer the largest advertising agencies and their clients here in this country.

Robert Coolbrith - ThinkEquity - Analyst

Thank you.

Operator

And the next question comes from the line of Mr. Richard Ingrassia with Roth Capital Partners. Please proceed.

Richard Ingrassia - Roth Capital Partners - Analyst

Thanks. Morning everybody. Scott, I don’t think it’s a surprise to anyone that overall unit delivery volumes might be down organically. We put them all together, HD and SD, but how much would you say is due to the cyclical downturn in ad spending and therefore less commercial spending, and how much would you say is due to what you’re calling a massive shift of TV dollars to the internet?

Scott Ginsburg - DG FastChannel, Inc. - Chairman & CEO

You know, Rich, I think that’s a great question because it really begs what were we thinking when we got into the rich media space. What we were thinking is, is that there would be over time be a secular change from the investment people make into TV, and into the TV and cable networks, and into cable systems versus what they invest towards the internet. And if you look at every one of our presentations, we made that case and continue to make the case that, one, we believe that the HD will shore up our TV business, and two, that we needed a platform that would also allow us to take those assets moving towards the TV and cable networks and be able to compete effectively in the rich media space.

And so as we look at the overall spend in the TV, it’s down year-over-year, and yet our delivery platform is not down — will not be down year-over-year. And then when we look at the rich media space, we see blue sky and sunshine if we can get our products and our people put in place and do that, and perform that execution well. I think people who know this company know we’re going to do extremely well at running our organization. Omar and his finance team have always delivered the goods on time.  This is a revenue issue and now I think it’s up to us to demonstrate that Neil Nguyen’s organization, that the organization that Adam Moore will head, and overall will be able to help us accelerate our presence on the internet.

Richard Ingrassia - Roth Capital Partners - Analyst

Okay, so what I’m hearing is that it’s both, but we shouldn’t expect the old volumes to just come back when ad spending comes back, but that your more comprehensive platform will do that job.

Scott Ginsburg - DG FastChannel, Inc. - Chairman & CEO

Well, that’s also one last point, and I don’t mean to be argumentative on this, but let’s do recall that $7 million of political spending in 2008 will not recur in 2009. So I’d say that we think the volumes are down in the first quarter and that should be no surprise, not the HD volumes but the overall volumes, and that constitutes — there was about $1 million of political in quarter one. There’ll be $6 million still to confront over the next three quarters. But the good news is, is that as the economy recovers and as the cuts have been made by the advertisers, we think that will accelerate into a positive direction in the balance of the year. And fortunately, first quarter as we mentioned, is the seasonally adjusted worst quarter of the four. So it could have happened at a better time, and I think we survived quite well during this quarter, and actually flourished.

Richard Ingrassia - Roth Capital Partners - Analyst

Okay, thanks, and Enliven, a lot of questions around this. I just want to make sure I heard, or I could summarize it right, but right now it sounds like what’s being produced there in your P&L is really more blocking and tackling on the legacy business, some better attention, better management of the assets, if you will, but that the up side we might see down the road from repurposing, and then handling and serving online video ads for your existing broadcast clients is really not something that we’re going to see here in early part of ‘09.

Scott Ginsburg - DG FastChannel, Inc. - Chairman & CEO

Well, when we talk about the early part of ‘09, I think we’re kind of through that early part and we’re now in the spring. And I would expect that third quarter we will be hitting our strides very strongly. We will be — we are seeing the effect of our bundled service and it being in front of some very major clients, and I think, again, over the next week, two weeks or three weeks, in the near future — I’d rather put it that way — we’ll be seeing that our theory will put into action and be able to bundle a whole series of services for major clients.  And everybody’s looking for efficiencies and cost savings, and that’s what we really do represent to them. Some of these rich media campaigns cost them an incredible amount of money that it’s not a commodity, it’s any price. And so we think that as we look to the future, that this year we will see significant action in our agency business both in the EMEA, Europe, the Middle East, and Asia, that shows you we have a whole lot of way to go there, and the US agency business, and we will do it not only because of bundling our services and introducing our services, it’s also because we will be increasing our platform and putting more and better services, analytics, reporting behind those services. And that’s really what it comes down to. When an agency or on behalf of a customer wants to invest money in this marketplace, they want to get some dead level certainty about what it is they bought. And as we get these analytics and reporting tools across our platform, we’ll be offering, I believe, some very unique services that heretofore have not been available.

Richard Ingrassia - Roth Capital Partners - Analyst

Thanks, Scott. Oh, as an aside, for someone who has to endure those Billy Mays infomercials all day on CNBC, I won’t think less of you guys if you pass on that business.

Scott Ginsburg - DG FastChannel, Inc. - Chairman & CEO

Well, Rich, just so you know, I did not use his name but I did say the guy with the beard. And I tried to grow a beard once and that’s the kind of guy that made very clear to me I shouldn’t even try.

Richard Ingrassia - Roth Capital Partners - Analyst

All right. Thanks, guys. See you Monday.

Operator

And the next question comes from the line of Mr. Richard Fetyko with Merriman. Please proceed.

Richard Fetyko - Merriman Curhan Ford - Analyst

Morning, guys. Hey, just as we think about the HD ramp, TV broadcast stations, cable stations, so forth will more and more have been upgraded for HD. What happens then? Do you need to go to ad agencies, make them aware of which TV stations are ready for it? And what other steps do you take to stimulate the HD growth?

Scott Ginsburg - DG FastChannel, Inc. - Chairman & CEO

Our HD growth is stimulated by two things. One, the campaign being developed in HD and the chief marketing officers, as I’ve said in the past on behalf of the preponderance of our largest advertisers, will be transitioning to HD, and have transitioned to HD. We saw that at the Super Bowl. We’ve seen that at the Academy Awards. We’ve seen that at the sports level over, and over, and over again.

In terms of what do we do to make them aware that our platform is capable of sending that HD campaign out to stations. That is a matter of our operations team, and our affiliate relations team, and our ability to supersize these campaigns from where they thought they’d mainly be able to send it to two or three places, to make it as ubiquitous as possible. And we’re very focused on that, and have organized ourselves to and our operations team have organized themselves, and I think we’ve had some very good results from it. It’s driving our business forward.

Richard Fetyko - Merriman Curhan Ford - Analyst

There’s no question there’s a lot of growth there. So what is the major bottleneck? What would prevent an agency from sending an ad in HD but sticking with SD? Why would they continue to stick with SD after the digital transition happens?

Scott Ginsburg - DG FastChannel, Inc. - Chairman & CEO

We don’t know of a good reason. I think the gating factor is the play-to-air servers being turned on, and if they are turned on and that HD ad is sitting in our server, we’ll be able to make sure that it hits the air. And that’s what we do. We are the middleware, we’re the middleman between or middle woman between the advertiser and that ability to play it over the air. As soon as the equipment’s there, our role is to make sure that it can plan over the air.

Richard Fetyko - Merriman Curhan Ford - Analyst

Okay, and then lastly with respect to Unicast investments you mentioned you made, do you expect to increase those investments for the rest of the year in terms of staff or any other areas within that business?

Scott Ginsburg - DG FastChannel, Inc. - Chairman & CEO

The answer to that is yes. Our investment in Unicast, as Omar mentioned, was the approximately three million shares issued.   Before that, we got about a $30 million in cash tax savings, $70 million sheltered. So we believe our net in that company was about $40 million. With that, we then had to transition the business from what it was to what we perceived it could be. It has good people. It had offices in New York and somewhat in Austin. And we believe that our investment would be in moving Europe, and the Middle East, and Asia, and moving the US agency business, which we’ve taken a very good stab at in our first three or four months, we believe that that will become more focused as Adam Moore and our head of operations and sales inside of DG, Neil Nguyen, focus on being able to bundle our traditional and new media services. And then finally, earlier this month I think we announced, or I think actually late last month we mentioned that we had hired Greg Smith from Move Networks to be our CTO. And as a result of that, he’s immediately grabbed the bull by the horns and is working diligently on products that will allow us to improve our service offerings.

It’s a very competitive environment. We’re well aware of that. The area we chose to compete in, in the new media, has a number of people who would like to play in it, have an invention in the garage moment. In the meantime, we believe that our baseline of products and services are going to do well for us. We believe our experience in the service platform, which is primarily the DG FastChannel model, will be adapted and adopted inside of the Unicast business. And that we will continue to use all our other businesses, whether it be SourceEcreative, or whether it be our interactive agency, Springbox, or our ads business, we’ll be able now to look at those, all these businesses as we try to become an essential part of the create, manage, and deliver. And let the agencies create it once and we can deliver it anywhere.

So I think that our plan continues to be what it is. We’ll continue to make the investments. We’re doing it in management. We’re doing it in sales personnel. We’re doing it in product. And we feel that these investments not only are good, but they’re necessary to our digital future.

Richard Fetyko - Merriman Curhan Ford - Analyst

So just in terms of the staff related to this business, could you tell us how many people you have in there, and how many people you think you’ll have at the end of year, or how many you’ll hire?

Scott Ginsburg - DG FastChannel, Inc. - Chairman & CEO

Right now, I believe that dedicated employees are between, I want to say 75, and that now that we have this baseline there will be a few more people coming in on the technical side, but not many more. What we will be doing is leveraging these people to produce the product and then, in addition, just our sales personnel, and they’re all expected to produce fairly quickly. So it’s a variable cost of where we’re now headed.

And I can’t tell you if the number is ten — we will expand this business to the extent that we believe it’s a good investment in the near term, which is we can invest in people, and offices, and make them part of our IT/IS infrastructure, and get them to produce very quickly, we’re going to be open to getting that done and doing it quickly. And as an indication of that, we are opening our LA office for Unicast over the next, in fact, 30 days, so that we will be fully operational there and have New York and LA presence,  as well as the Austin presence where a great deal of our production work is done.

Richard Fetyko - Merriman Curhan Ford - Analyst

Okay, great. Thanks.

Operator

And the next question comes from the line of Mr. Hamed Khorsand with BWS Financial. Please proceed.

Hamed Khorsand - BWS Financial — Analyst

Good morning. I wanted to ask you, what kind of pricing pressure have you seen or experienced in this economy from your customers?

Scott Ginsburg - DG FastChannel, Inc. - Chairman & CEO

I’d say to you that the pricing pressure has been a cooperative issue of, as people would come to us and suggest that — their purchasing organizations would come to us and say, what can we do, our answer is pretty clear to them, is we can work with you, but we’ve got to work with you on then bringing together a series of services that we can provide to you, so that as the value proposition, our overall revenue does not go down. And we’re able to show them a series of efficiencies that we can offer them where they may have spread their expenses over a number of companies, we can show them how if they consolidate inside of our Company, that it provides them with some cost savings. But from our perspective, it provides us with some additional revenue opportunities.

Hamed Khorsand - BWS Financial — Analyst

Now, what percentage of customers do you see using the unified offering already on the year?

Scott Ginsburg - DG FastChannel, Inc. - Chairman & CEO

I don’t have that number right here on the top of my head, and I think that this is a — well, I’d like to say it’s a work in progress.  We are going to see, in the very near future, a number of transactions in which we are given the role of preferred provider. And I think with that, in this area we will never the domination that we’ve had in the — the dominance, I should say, not domination,  sounds like an S&M deal here. We’re going to have — we’re one of several in the broadcast area.  There’s hundreds that are going to be in the new media area, and our role — and it’s a much larger marketplace. It may be ten times the size. So we believe that we will provide a number of our customers with unified service offerings, making it easier for them to vault, to manage, to deliver, and to create these assets. But I don’t have a firm number on what percentage. That isn’t one of the metrics we’re driving towards. We’re driving our metric towards how much revenue we can take in this sector. And right now, it’s a small fraction. We like to say we’re small but mighty, and that’s why we believe that we’ll grow and that we end up much like, in our judgment, the Kentucky Derby winner. We started off in last place and we’re moving — we will move up quickly in our judgment.

Hamed Khorsand - BWS Financial - Analyst

Okay, and then lastly, what would you need to see in the industry before you’re comfortable issuing guidance?

Omar Choucair - DG FastChannel, Inc. - CFO

I’m not sure what trigger we would have in terms of what we would see in the broader market to issue guidance. I think the Company and the Board of Directors looks at it. We looked at it back in February and we continue to look at it. At this point, just based on the volatility and the fact that there’s just uneasiness both in the financial markets and the advertising markets, that we’re just not at this point to do that. And I don’t think that our company is alone in taking that position. And what we’ll try to do is give as much information as we can in terms of HD, in terms of expenses, et cetera, and try to help the sales side and the buy side to the extent that we can.

Hamed Khorsand - BWS Financial - Analyst

Okay, thank you.

Scott Ginsburg - DG FastChannel, Inc. - Chairman & CEO

Well, with that, operator, I would like to conclude our question and answer session. We are available 24-7 more or less, just like our platforms are, to answer questions on a one-on-one basis. Feel free to call either Omar or myself and we will respond to you, as we always do. But I believe at the end of this phone call, as you can see, the management of this company is very encouraged by our opportunities. We feel that we’ve gotten through the toughest period, I think all of us would realize, we’ve gotten through the toughest period of most of our economic lives, and we’ve done extremely well.

We expect that as we move towards the back half of the year, and certainly we’ve seen an indication in just April, that the Company will continue to do well. And we thank you for being here, and look forward to reporting to you soon on our next quarter’s results. Thank you.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect.